Exhibit (d)(11)


                           NORTEK HOLDINGS, INC.


                           2002 STOCK OPTION PLAN



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                           NORTEK HOLDINGS, INC.

                           2002 Stock Option Plan

         1. Purpose. The purpose of this 2002 Stock Option Plan (the "Plan") is to advance the interests of Nortek Holdings, Inc., a Delaware corporation (the "Company"), by affording certain officers, directors, consultants and key employees of the Company and its Affiliates an ownership interest in the Company and thus to stimulate in such persons increased personal interest in the success and future growth of the Company.

         2. Definitions.

         "Acquiring Person" shall mean, with reference to the transactions referred to in Section 12, (a) the continuing or surviving entity of a consolidation or merger with the Company in connection with which the Company Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property, (b) the transferee of all or substantially all of the assets of the Company, (c) the parent entity of any corporation consolidating with or merging into the Company in a consolidation or merger in connection with which the Company Stock is changed into or exchanged for stock or other securities of any other Person or cash or any other property if the Company becomes a subsidiary of such entity and the parent entity of any entity acquiring all or substantially all of the assets of the Company, or (d) in the case of a capital reorganization or reclassification or in any case in which the Company is a surviving corporation in a merger not described in clause (a) or (c) above, the Company.

         "Affiliate" shall mean, with respect to a specified person, a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

         "Board" shall mean the Board of Directors of the Company.

         "Business Day" shall mean any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law to be closed. Any reference herein to "days" (unless Business Days are specified) shall mean calendar days.

         "Cause" shall have the meaning ascribed to such term in the Stockholders Agreement.

         "Class A Option" shall mean an option to purchase a number of shares of Common Stock, as specified in an option agreement, identified as a "Class A Option," which shall be subject to the exercise and termination provisions set forth in Section 8(a) hereof and, if applicable, in such option agreement.

         "Class B Option" shall mean an option to purchase a number of shares of Common Stock, as specified in an option agreement, identified as a "Class B Option," which shall be subject to the exercise and termination provisions set forth in Section 8(b) hereof and, if applicable, in such option agreement.

         "Committee" shall mean compensation committee of the Board.

         "Common Stock" shall mean the Class A Common Stock, par value $1.00 per share, of the Company.

         "Company" shall have the meaning ascribed to it in Section 1 hereof.

         "Company Stock" shall mean (i) the Common Stock, (ii) the Series B Preference Stock and (iii) any stock issued, after the date hereof, in respect of, in exchange for or in substitution for such Company Stock by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

         "Disability" shall have the meaning ascribed to such term in the Stockholders Agreement.

         "Eligible Person" shall have the meaning ascribed to such term in
Section 5 hereof.

         "Exercise Notice" shall have the meaning ascribed to such term in
Section 8(a) hereof.

         "Exchange Options" shall have the meaning ascribed to such term in the Recapitalization Agreement.

         "Exchange Agreements" shall have the meaning ascribed to such term in the Recapitalization Agreement.

         "Exit Event" shall mean a sale, disposition or transfer of Company Stock after which the Kelso Entities will have sold, disposed of or transferred at least 90% of their aggregate Company Stock investment in the Company for cash or Marketable Securities.

         "Exit Value" shall mean, with respect to each share of Company Stock, the aggregate amount of cash and Marketable Securities received by the Kelso Entities (after giving effect to all payments under the Plan). Exit Value shall (a) be determined in good faith by the Committee on the date of each Liquidity Event and (b) include any cash or Marketable Securities received by the Kelso Entities as a result of any prior Liquidity Event. Subject to the foregoing criteria, any determination made in good faith by the Committee as to Exit Value of each share of Company Stock shall be binding on the Company and all Holders. For all purposes of this definition, the value of any Marketable Securities shall be determined on the date of receipt.

         "Fair Market Value" shall have the meaning ascribed to such term in the Stockholders Agreement, provided that, with respect to any Marketable Security, "fair market value" shall mean the average of the closing price of such Marketable Security on the national exchange (or NASDAQ) on which such Marketable Security is listed over the five days most recently preceding the date of the valuation.

         "Holder" shall mean a person to whom an Option is granted pursuant to the Plan.

         "Investor Return" shall mean the aggregate amount in cash and Marketable Securities necessary for the Kelso Entities to receive an investment rate of return, compounded annually, on their investment in the Company Stock, of at least 17%, calculated from the time of each respective investment in the Company, taking into account the cash and Marketable Securities which have been received by the Kelso Entities (a) as dividends on the Company Stock and (b) in consideration for the sale or transfer of the Company Stock (which amount shall exclude any fees that Kelso & Company may receive from the Company) beneficially owned, whether directly or indirectly, by the Kelso Entities and the time when such cash and Marketable Securities are received. Investor Return shall be calculated in good faith by the Committee on the date of each Liquidity Event and take into account all payments that are made under the Plan and the value of all Common Stock subject to Options that have become exercisable pursuant to the Plan. Subject to the foregoing, any determination made in good faith by the Committee as to Investor Return realized as of any date shall be binding on the Company and all Holders. For all purposes of this definition, the value of any Marketable Securities shall be determined on the date of receipt.

         "IPO" shall have the meaning ascribed to such term in the Stockholders Agreement.

         "Kelso & Company" shall mean Kelso & Company L.P.

         "Kelso Entities" shall mean KIA VI and its Affiliates, jointly.

         "KIA VI" shall mean Kelso Investment Associates VI, L.P., a Delaware limited partnership.

         "Liquidity Event" shall mean the receipt of cash or Marketable Securities by the Kelso Entities arising from and directly related to the Kelso Entities' ownership of Company Stock, including, but not limited to, any Kelso Entities' receipt of cash or Marketable Securities in consideration for the sale of Company Stock or receipt of any cash dividend with respect to Company Stock by the Kelso Entities.

         "Marketable Securities" shall mean any securities of a class listed on a national exchange or on NASDAQ that are freely tradable and for which registration rights are available.

         "Options" shall mean, collectively, Class A Options, Class B Options and Rolled Over Options.

         "Option Price" shall mean, with respect to any Option, the price per share for which shares of Common Stock may be purchased pursuant to such Option, which initially shall be $46.00 per share for Class A Options and Class B Options.

         "Other Securities" shall mean any stock (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the Holders of the Options at any time shall be entitled to receive, or shall have received, upon the exercise of the Options, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

         "Permitted Transferee" of a Holder shall mean the Company and (a) the spouses, family members, heirs, executors, administrators, testamentary trustees or legatees or beneficiaries of the Holder and (b) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general and limited partners of which, include only the Holder or the spouse or family members of the Holder; provided that each such transferor has obtained the prior written consent of the Company; provided further that the transfer to any such person is in compliance with all applicable federal, state and foreign securities laws.

         "Person" shall mean a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "Plan" shall have the meaning ascribed to such term in Section 1 hereof.

         "Recapitalization Agreement" shall mean the Agreement and Plan of Recapitalization by and among Nortek, Inc., the Company and K Holdings, Inc. dated June 20, 2002.

         "Retirement" shall have the meaning ascribed to such term in the Stockholders Agreement.

         "Rolled Over Options" shall mean options granted in exchange for Exchange Options pursuant to the Exchange Agreements.

         "Series B Preference Stock" shall mean the series B convertible preference stock, par value $1.00 per share, of the Company.

         "Stockholders Agreement" shall mean the Stockholders Agreement entered into (or to be entered into) by the Company, K Holdings, Third Party Investors and the Management Stockholders (as such term is defined therein).

         "Third Party Investors" shall have the meaning ascribed to such term in the Stockholders Agreement.

         3. Options Available for Grant Pursuant to the Plan. The Options available for grant pursuant to the Plan shall in no case exceed, in the aggregate, the following quantities:

         (a) in the case of Class A Options, options to purchase /_/ shares of Common Stock;

         (b) in the case of Class B Options, options to purchase /_/ shares of Common Stock; and

         (c) in the case of Rolled Over Options, options to purchase /_/ shares of Common Stock.

         4. Reservation of Shares. The Company has reserved, solely for issuance and delivery upon exercise of the Options pursuant to this Plan, /_/ shares of Common Stock. All shares of Common Stock (or Other Securities) issuable upon exercise of any Options shall be duly authorized and, when issued upon such exercise, shall be validly issued and, in the case of shares, fully paid and nonassessable with no liability on the part of the Holders thereof.

         5. Eligibility. Options may be granted to officers, directors, consultants or employees of the Company or any of its Affiliates, from time to time, as determined by the Committee (each, an "Eligible Person"). In determining (a) who shall be an Eligible Person or (b) grants under the Plan, the Committee shall take into account such factors as it shall deem relevant in connection with accomplishing the purposes of the Plan.

         6. No Right to Employment or Continued Service. Nothing in the Plan or in any Option shall confer any right on any Eligible Person to continue in the employ or service of the Company or any of its Affiliates or shall interfere in any way with the right of the stockholders of the Company or any of its Affiliates to terminate such Eligible Person's employment or service at any time.

         7. Administration of the Plan. The Plan shall be administered by the Committee, provided, however, that the Board may act on behalf of the Committee as it deems appropriate. To the extent that the Board takes any action pursuant to this Plan, all applicable references to the Committee shall be to the Board. The Committee shall have full power to construe and interpret the Plan, to establish rules for its administration and to grant Options to Eligible Persons, in each case in accordance with the provisions of the Plan. In addition, the Committee may delegate such of its duties under the Plan as may be deemed by the Committee to be clerical or ministerial to such delegates as the Committee deems appropriate. All actions taken and decisions made by the Committee pursuant to the Plan shall be binding and conclusive on all persons interested in the Plan.

         8. Exercisability of Options.

         (a) Class A Options.

              (i) Subject to the acceleration and forfeiture provisions set forth in this Section 8(a), Class A Options shall become exercisable in equal proportions with respect to the Common Stock subject thereto on a quarterly basis over a period of three years immediately following the date of grant of such option. Notwithstanding the foregoing, subject to Section 10, all Class A Options shall become exercisable in full upon the occurrence of a Liquidity Event that results in all Class B Options becoming exercisable in full pursuant to the terms of Section 8(b)(i) hereof.

              (ii) Subject to Section 10 hereof, Class A Options shall become exercisable in full upon the occurrence of an Exit Event and the right to exercise such Option shall terminate at the close of the day on the date of the Exit Event, but in no event later than the expiration of such Class A Option. In the event that any Exit Event is contemplated, the Company will mail or deliver to each Holder of such Option at least ten days prior to the date of such Exit Event a notice (an "Exercise Notice") specifying that (x) an Exit Event is contemplated and that upon such Exit Event such Option will become exercisable pursuant to its terms, (y) the date of the contemplated Exit Event and the terms thereof, and (z) such Option shall expire at the close of the day on the date of the Exit Event if not exercised prior thereto.

              (iii) In the event that a Holder's employment or service with the Company or any of its Affiliates is terminated for any reason other than by the Company or any of its Affiliates for Cause, any portion of any Class A Option held by such Holder, that has become exercisable by virtue of Section 8(a)(i) will remain exercisable; provided, however, that any such Option shall expire on the 90th day after termination of employment or service of the Holder, unless such termination is by reason of death, Disability or Retirement. In the event of a termination of employment or service by reason of the Holder's death, any portion of any Class A Option held by such Holder, that has become exercisable by virtue of Section 8(a)(i) may be exercised by the Holder's executor, administrator or the person to whom the Class A Option is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Holder's death, and shall thereupon terminate. If the termination of employment or service is on account of the Holder's Retirement with the consent of the Committee (after attainment of age 65) or Disability, any portion of any Class A Option held by such Holder, that has become exercisable by virtue of
     Section 8(a)(i) may be exercised by the Holder for the remainder of the term of such Option or until such Option otherwise expires or is terminated in accordance with the terms of the Plan. Any unexercisable portion of any Class A Option held by a Holder shall expire immediately prior to a Holder's termination of service or employment for any reason.

              (iv) Notwithstanding anything to the contrary herein, in the event that the employment or service of a Holder with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates for Cause, each Class A Option held by such Holder shall expire immediately prior to such termination.

              (v) Notwithstanding anything to the contrary herein, the Committee may accelerate the exercisability or delay or postpone the expiration of any outstanding Class A Option at such time and under such circumstances as the Committee, in its sole discretion, deems appropriate.

         (b)      Class B Options.

              (i) Class B Options shall be exercisable for that number of shares as calculated pursuant to Schedule I; provided, that, and as a condition to such exercise, (w) one or more Liquidity Event shall have occurred, (x) a minimum Exit Value per share in excess of $92.00 shall have been achieved, (y) the Kelso Entities shall have achieved the Investor Return and (z) unless otherwise provided by the Committee, the Holder is a director, officer, consultant or employee of the Company or any of its Affiliates on the date of the Exit Event or the Liquidity Event, as appropriate.(1)

              (ii) In the event that a Holder's employment or service with the Company or any of its Affiliates is terminated for any reason other than by the Company or any of its Affiliates for Cause, any portion of any Class B Option that has become exercisable by virtue of
     Section 8(b)(i) will remain exercisable; provided, however, that, unless otherwise provided by the Committee, any such Class B Option shall expire on the 90th day after termination of employment or service of the Holder. Unless otherwise provided by the Committee, any unexercisable portion of any Class B Option held by a Holder shall expire immediately prior to a Holder's termination of service or employment for any reason.(2)

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1    It is intended that Mr. Bready and other senior executives who are located at corporate headquarters will be granted Class B Options that become exercisable if the holder was employed by the Company at any time during the 90 day period preceding the Liquidity Event, provided all other conditions of exercisability are met.

2 It is intended that Mr. Bready and other senior executives who are located at corporate headquarters will be granted Class B Options which have the same expiration period following termination of employment due to death, disability or retirement as the rollover options (exercisable for one year in the event of death and until expiration in the event of retirement or disability).



              (iii) Notwithstanding anything to the contrary herein, in the event that the employment or service of a Holder with the Company or any of its Affiliates is terminated by the Company or any of its Affiliates for Cause, each Class B Option held by such Holder shall expire immediately prior to such termination.

              (iv) In the event that any Liquidity Event is contemplated and that the conditions in clauses (x), (y) and (z) of Section 8(b)(i) will be satisfied, the Company will mail or deliver to each Holder of a Class B Option at least 10 days prior to the date of such Liquidity Event an Exercise Notice specifying that (x) a Liquidity Event is contemplated and the extent to which the Class B Option will be exercisable pursuant to its terms at the time of such Liquidity Event and (y) the date of the contemplated Liquidity Event and the terms thereof.

              (v) The right to exercise any Class B Option shall terminate at the close of the day on the date of the Exit Event, but in no event later than the expiration of such Class B Option. In the event that any Exit Event is contemplated and the conditions in clauses (x), (y) and (z) of Section 8(b)(i) will be satisfied, the Company will mail or deliver to each Holder of such Class B Option at least ten days prior to the date of such Exit Event an Exercise Notice specifying (x) that an Exit Event is contemplated and the extent to which the Class B Option will be exercisable pursuant to its terms at the time of such Exit Event, (y) the date of the contemplated Exit Event and the terms thereof, and (z) that such Class B Option shall expire at the close of the day on the date of the Exit Event if not exercised prior thereto.

              (vi) Notwithstanding anything to the contrary herein, the Committee may accelerate the exercisability or delay or postpone the expiration of any outstanding Class B Option at such time and under such circumstances as the Committee, in its sole discretion, deems appropriate.

         (c) Rolled Over Options.

              (i) Rolled Over Options shall be fully exercisable on the date of grant.

              (ii) Subject to Section 10 hereof, the right to exercise any Rolled Over Option shall terminate at the close of the day on the date of the Exit Event, but in no event later than the expiration of such Rolled Over Option. In the event that any Exit Event is contemplated, the Company will mail or deliver to each Holder of a Rolled Over Option at least ten days prior to the date of such Exit Event a notice (an "Exercise Notice") specifying that (x) the date of the contemplated Exit Event and the terms thereof, and (y) such Option shall expire at the close of the day on the date of the Exit Event if not exercised prior thereto.

              (iii) In the event that a Holder's employment or service with the Company or any of its Affiliates is terminated for any reason, the Rolled Over Option may be exercised by the Holder at any time, subject to Section 10 hereof.

         (d) Deemed Termination of Employment. If the entity that employs or engages the Holder ceases to be an Affiliate of the Company (whether by sale or other corporate transaction), then such sale or other corporate transaction shall be deemed a termination of the Holder's employment or service for other than Cause for purposes of this Plan.

         9. Manner of Exercise.

         (a) Each Option shall further state the terms and conditions of the Option (including the conditions to exercisability thereof to the extent such conditions are in addition to or different from those set forth in the Plan) and the Option Price. An Option may be exercised, subject to this Section 9, for any or all whole number of shares that have become purchasable under such Option. To the extent necessary upon the exercise of an Option, the Company shall round each fractional share issuable upon such exercise up to the next whole number.

         (b) Subject to the terms and conditions set forth in this Plan (including the conditions to exercisability thereof), an Option may be exercised by the Holder during normal business hours on any Business Day, by surrender of the Option to the Company at its principal office, accompanied by a subscription, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying (i) the number of shares of Common Stock designated in such subscription (up to the amount of shares which such Holder is entitled to receive at such time upon exercise of the Option) by (ii) the Option Price. A Holder may elect to pay all or a portion of the aggregate subscription price by tendering shares of Common Stock with a Fair Market Value equal to aggregate subscription price; provided, however, that such Holder must have owned such tendered shares of Common Stock continuously through such exercise date for a period of at least six months.

         (c) Each exercise of an Option shall be deemed to have been effected immediately prior to the close of business on the Business Day on which an Option shall have been surrendered to the Company, and at such time the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock (or Other Securities) shall be issuable upon such exercise shall be deemed to have become the Holder or Holders of record thereof.

         (d) The Company at its expense shall deliver to the relevant Holder (or as such Holder may direct pursuant to the Option) a certificate or certificates representing shares of the Common Stock so purchased as soon as reasonably practicable, but in any event within five Business Days, after receipt of such notice. Each such certificate shall bear the legend required by the Stockholders Agreement to the effect that there are restrictions on the transfer of shares of Common Stock.

         (e) In the event that such exercise is in part only, the Company shall deliver a new Option of the same Class and tenor, calling in the aggregate on the face thereof for the number of shares of Common Stock equal to the number of such shares which such Holder would be entitled to receive at such time upon exercise of such Option, after giving effect to such recent exercise.

         (f) Notwithstanding anything to the contrary in the Plan, in no event may any Option be exercised prior to the time at which the Option becomes exercisable (as set forth in the Option) or after the expiration of such Option, and each Option shall terminate upon the terms set forth in Sections 8 and 10 hereof.

         (g) If, at any time, the Committee shall determine, in its sole discretion, that the listing, registration or qualification of the shares of Common Stock upon any securities exchange or under any applicable securities laws, or the consent or approval of any governmental or self-regulatory agency or body, is necessary or reasonably desirable as a condition of, or in connection with, the issue or purchase of the shares of Common Stock under any Option, such Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions unacceptable to the Committee, in the Committee's reasonable discretion. The Company agrees to use its reasonable efforts to obtain any such listing, registration, qualification, consent or approval.

         10. Expiration of Options. Notwithstanding the provisions of
Section 8 above, the Class A Options, Class B Options and Rolled Over Options will expire on the tenth anniversary of the date of grant. Any outstanding unexercised Option, or portion thereof, shall be forfeited, whether or not exercisable, upon the expiration of such Option.

         11. Adjustment of Number of Shares of Common Stock Issuable Upon Exercise. The number and kind of shares of Common Stock purchasable upon the exercise of Options, numbers set forth in Section 3, the numbers and dollar amounts set forth in Schedule I and Section 8(b)(i)(x), and the Option Price shall be subject to adjustment from time to time as follows:

         (a) Stock Dividends; Stock Splits; Reverse Stock Splits. In case the Company shall (i) pay a dividend or make any other distribution with respect to its Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock, or (iii) combine its outstanding Common Stock into a smaller number of shares, the number of shares of Common Stock issuable upon exercise of the Options immediately prior to the record date for such dividend or distribution or the effective date of such subdivision or combination shall be adjusted so that the Holder of the Options shall thereafter be entitled to receive the kind and number of shares of Common Stock or other securities of the Company that such Holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Options been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 11 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

         (b) Ordinary and Extraordinary Dividend. No adjustment in respect of any ordinary dividends or extraordinary dividends (except as provided below) declared and paid on Company Stock, or on any other capital stock of the Company shall be made during the term of an Option or upon the exercise of an Option. In the event an extraordinary dividend is declared and paid on Company Stock, or on any other capital stock of the Company, the Committee shall adjust the Option Price of any unvested Option, and adjust the Option Price of any vested Option with an Option Price that is less than the amount of the extraordinary dividend on a per share basis, in each case in a manner determined by the Committee to reflect the proportionate decrease in value of Common Stock subject to such Option as a result of such extraordinary dividend.

         (c) Other Adjustments. In the event that at any time, as a result of an adjustment made pursuant to this Section 11, the registered Holders shall become entitled to receive any securities of the Company other than shares of Common Stock, thereafter the number of such Other Securities so receivable upon exercise of the Options shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 11.

         (d) Notice of Adjustment. Whenever the number of shares of Common Stock purchasable upon the exercise of an Option is adjusted, as herein provided, the Company shall give Notice to each Holder of such adjustment or adjustments.

         12. Purchase Rights Upon Merger, Consolidation, etc. Upon an Exit Event, in conjunction with the expiration of all outstanding Options under the Plan, the Company may, with respect to any Option (whether vested or unvested) held by a Holder, make a cash payment to the Holder (with or without the Holder's consent) of an amount equal to (A) the highest value per share received with respect to any share of Company Stock on the date of the Exit Event in the transaction which results in such Exit Event less the Option Price of such Option, multiplied by (B) the number of shares of Common Stock subject to purchase under such Option (including any shares which will become subject to purchase in connection with such Exit Event). In the event of any consolidation of the Company with or merger of the Company with or into another corporation, any reorganization or reclassification of the Company or any sale, transfer or lease to another entity of all or substantially all of the assets of the Company, the Acquiring Person shall execute an agreement under which the Acquiring Person shall assume each Option and each such assumed Option shall continue to vest and become exercisable in accordance with its terms (adjusted, in the reasonable discretion of the Committee, to reflect the effect of such transaction) and shall thereafter become exercisable, subject to the conditions and other terms of such Options, for the number and/or kind of capital stock, securities and/or other property into which the Common Stock subject to the Option would have been changed or exchanged had the Option been exercised in full prior to such transaction, provided that, if necessary, the provisions of the Option shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of capital stock, securities and/or other property thereafter issuable or deliverable upon exercise of the Option. The Company shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement (including a copy thereof). Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 12. The provisions of this
Section 12 shall similarly apply to successive consolidations, mergers, reorganizations, reclassifications and sales. The Acquiring Person shall mail to Holders a notice describing any supplemental Option Agreement. In the event that this Section 12 shall be applicable, the provisions of
Section 11(a) shall not be applicable.

         13. Stockholders Agreement. Notwithstanding anything in the Plan to the contrary, all shares of Common Stock issued upon the exercise of Options shall be subject to all terms and conditions set forth in the Stockholders Agreement. As a condition to the exercise of any Option, each Holder may be required to execute and deliver to the Company (a) an executed copy of the Stockholders Agreement, in the form in effect at the time of such exercise, if such Holder had not previously done so and (b) such written representations and other documents as may be necessary or reasonably desirable, in the opinion of the Committee, for purposes of compliance with federal or state securities or other laws. For purposes of the Stockholders Agreement, each Holder shall be deemed to be a "Management Stockholder".

         14. Restrictions on Transfer of Certain Options and Common Stock Acquired upon Exercise. Each Holder, by acceptance of an Option, shall acknowledge and agree that (a) such Option may not be sold, assigned, transferred, exchanged, mortgaged, pledged or granted a security interest in, or otherwise disposed of or encumbered by or to any party other than by or to a Permitted Transferee and (b) any shares of Common Stock acquired upon the exercise of Options may not, prior to the occurrence of an Exit Event, be sold, assigned, transferred, exchanged, mortgaged, pledged or granted a security interest in, or otherwise disposed of or encumbered by or to any party other than by or to a Permitted Transferee.

         15. Registration and Transfer of Options, etc.

         (a) Option Register; Ownership of Options. The Company will keep at its principal office a register in which the Company will provide for the registration of Options and the registration of transfers of Options. The Company may treat the Person in whose name any Option is registered on such register as the owner thereof for all other purposes, and the Company shall not be affected by any notice to the contrary, except that, if and when any Option is accompanied by an instrument of assignment in a form acceptable to the Company, the Company may (but shall not be obligated to) treat the bearer thereof as the owner of such Option for all purposes. Subject to Section 15(b) hereof, an Option, if properly assigned, may be exercised by a new Holder without a new Option first having been issued.

         (b) Transfer and Exchange of Options. Upon surrender of any Option for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will (subject to compliance with Section 14 hereof, if applicable) execute and deliver in exchange therefor a new Option or Options of the same Class and tenor, in the name of such Holder or as such Holder (upon payment by such holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Option or Options so surrendered.

         (c) Replacement of Options. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Option and, in the case of any such loss, theft or destruction of any Option, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, at the sole option of the Company, of an indemnity agreement reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Option for cancellation to the Company at its principal office, the Company at its expense will execute and deliver, in lieu thereof, a new Option of the same Class and tenor.

         16. Rights as Option Holders of Shares. Neither the Holder of an Option nor any Permitted Transferees shall have any rights as a stockholder of the Company (including, without limitation, any right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any right whatsoever as a stockholder of the Company (except for those notices and other matters expressly set forth under the Plan or in the Option)). An Option does not impose any obligation on a Holder or any of its Permitted Transferees to purchase any securities or impose any liabilities on a Holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

         17. Withholding. The Company shall have the right to require a Holder or other person entitled to receive shares of Common Stock upon the exercise of Options under the Plan to pay to the Company, as a condition to receiving such shares, the amount which the Company is or will be required to withhold with respect to the issuance of such shares in order for the Company to pay taxes or to claim an income tax deduction with respect to the issuance of such shares. In lieu of such payment, the Company may retain, at the discretion of the Committee, a sufficient number of such shares (valued at the Fair Market Value thereof) to cover the amount equal to the statutorily required tax withholding. A Holder, however, may elect to pay to the Company all or a portion of the total amount the Company is required to withhold by tendering shares of Common Stock with a Fair Market Value equal to the amount the Company is required to withhold; provided, however, that such Holder must have owned such tendered shares of Common Stock continuously through the date of issuance (or lapse) for a period of a least six months.

         18. Liability. The Company, and not the Committee, or any member thereof, shall be liable for any and all claims made against the Company or the Committee in connection with the Plan or any Option.

         19. Nonqualified Options. Options granted under the Plan shall be nonqualified stock options.

         20. Legal Requirements. The Company shall be responsible and shall pay for any transfer, revenue or documentary stamps with respect to shares of Common Stock issued upon the exercise of Options granted under the Plan (other than any transfer tax applicable to a transfer to a Permitted Transferee which shall be payable by a Holder).

         21. Amendment and Termination of the Plan.

         (a) The Committee may at its discretion at any time and from time to time alter, amend, suspend, or terminate the Plan and any unvested Options (but not any previously granted vested Options) in whole or in part, including, without limitation, amending the criteria for vesting and exercisability set forth in Section 8 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options, provided, however, that (i) such alteration, amendment, suspension or termination shall preserve the economic value, as determined by the Committee in its sole good faith discretion, of any previously granted Option and (ii) the Committee shall only be permitted to alter, amend, suspend or terminate previously granted unvested Options with the consent of the Holders of a majority of such Options.

         (b) Unless otherwise determined by the Committee, in the event of an IPO, the Committee shall amend the Plan and all Class B Options to provide for (i) subject to Section 21(a) above, the substitution of the vesting and exercisability criteria set forth in Schedule I with criteria based on stock price and (ii) the imposition of certain blackout periods, in each case, as the Committee shall determine to be appropriate; provided, however that such amendments shall preserve the economic value, as determined by the Committee in its sole good faith discretion.

         22. Effective Date. The Plan shall take effect upon its approval by Company shareholders.

         23. Interpretations. Except as otherwise expressly provided in the Plan, the following rules of interpretation apply to the Plan and each
Option: (a) the singular includes the plural and the plural includes the singular; (b) "include" and "including" are not limiting and "or" is not exclusive; (c) a reference to any agreement or other contract includes permitted supplements and amendments; (d) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; and (e) a reference to any person, corporation or other entity includes its permitted successors and assigns.

         24. GOVERNING LAW. THE PLAN AND ANY AND ALL OPTIONS AND OPTION AGREEMENTS SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

         25. Company Stock. All references herein to a number or percentage of shares of Common Stock or Company Stock held by a Person shall be calculated by treating the shares of Common Stock underlying all shares of Series B Preference Stock as being outstanding (regardless of whether such shares could be converted into Common Stock at such time).

                                 Schedule I

                      Exit Value Triggers for Class B

----------------------------------- -------------------------------- ---------------------------------
   Cumulative Number of Class B          % of Class B Options        Exit Value per Share
 Options which become Exercisable            which become
                                              Exercisable
----------------------------------- -------------------------------- ---------------------------------
                0                                  -                        $92.00
----------------------------------- -------------------------------- ---------------------------------
               /_/                               100%                      $184.00
----------------------------------- -------------------------------- ---------------------------------


         Upon the occurrence of each Liquidity Event in which, in each case, all of the conditions of Section 8(b)(i) of the Plan are satisfied, the number of Class B Options that shall become exercisable will be determined in the following manner: No Class B Option shall become exercisable unless an Exit Value per Share in excess of $92.00 is achieved. All Class B Options shall become exercisable if an Exit Value per Share of $184.00 (or such greater value) is achieved. Where an Exit Value per Share is greater than $92.00 but less than $184.00, a ratable number of Class B Options shall become exercisable (i.e., a linear increase of approximately 1.087% per dollar in excess of the minimum Exit Value per Share of $92.00). Notwithstanding the foregoing, the number of Class B Options that shall become exercisable due to any Liquidity Event shall be reduced (but not below zero) by the total number of Class B Options that have previously become exercisable due to any prior Liquidity Event.